Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DOLBY LABORATORIES, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Dolby Laboratories, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Dolby Laboratories, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 1, 2004.

2. This Certificate of Amendment to Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation and the stockholders of the Corporation.

3. This Certificate of Amendment amends the following provisions of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 12, 2005 and shall be effective upon filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

4. Section 1 of Article VII of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“1. To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.”

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment to Amended and Restated Certificate of Incorporation has been duly executed by a duly authorized officer of the Corporation on this fifth day of February, 2025.

By:	/s/ Andy Sherman
Name:	Andy Sherman
Title:	Executive Vice President, General Counsel and Corporate Secretary